Exhibit 99.8

DUTTON ASSOCIATES
INDEPENDENT RESEARCH

RESEARCH REPORT

Gerald F. LaKarnafeaux, CFA
Glakarnafeaux@jmdutton.com

International Barrier Technology Inc. July 14, 2006

Symbol (OTCBB)	IBTGF
Industry:	Industrial & Manufacturing
Recent Price:	$0.74
52-Week Price Range:	$0.57 - $0.95
Target Price (12 Months)	$1.34
Avg. Daily Vol. (3 mo.):	72,882

Fiscal Year Ending: June					
Year		EPS	P/E	REVS	PSR
2004	A	($0.02)	- - - x	$3.1	7.0 x
2005	A	($0.04)	- - - x	$4.4	5.0 x
2006	E	$0.00	- - - x	$6.6	3.3 x
2007	E	$0.10	7.4 x	$17.8	1.2 x
2008	N/A	- - -	- - - x	- - -	- - - x

Balance Sheet Data (mil)	03/31/06
Cash Equivalent:	$1.2
Working Capital:	$1.4
Long-Term Liabilities:	$0.5
Shareholders' Equity:	$5.1

Ownership and Valuation (mil)	
Shares Outstanding:	29.34
Inside Ownership:	32%
Institutional Ownership:	15%
Equity Market Value:	$21.7

Current Rating History	
Date Assigned:	9/6/05
Price at Rating:	$0.70
Original Price Target:	$1.44
Time Frame:	12 Months

Update Report

Rating: Speculative Buy

Basis for Rating

- International Barrier Technology Inc. (Barrier), produces and markets Pyrotite®, a proprietary chemical formulation that has superior fire-retardant properties. Pyrotite is applied as a coating to plywood or other substrate panels that are sold to builders of new multi-family housing units and the commercial modular market. The finished product is branded as Blazeguard®.
- Barrier has added significantly to its production capacity in recent months. A new line has been installed at the Company's facility in Watkins, Minnesota that will increase the Company's rated capacity from 8 million square feet to 50 million square feet. The new line began production on March 31, 2006. Steady increases in capacity utilization are expected over the foreseeable future.
- The Company is positioned to license Pyrotite and its manufacturing technology to domestic and international participants in the residential construction markets.
- Demand for the Company's products is expected to increase in spite of what may be a softening in residential construction. Such a counter cyclical performance potential is explained by the low base of Barrier's surface capacity of 50 million square feet relative to the estimated 550 million square feet size of the multi-family construction panel and commercial modular building market. (In the fiscal year ending June 30, 2006, the Company sold 7.8 million square feet, or 16% of rated capacity.)
- The Company has prepared the market for the increase in Pyrotite panel capacity by establishing a network of major builders, distributors and internal sales representatives. The Company has focused on relationships in the growth markets of the West, Southwest and Florida.
- U.S. stockholders now own the major share of the Company's outstanding stock. Consequently, the Company is no longer deemed to be a foreign private issuer for U.S. reporting purposes. Accordingly, the Company must file 10QSB, 10KSB and all other disclosure documents with the SEC. We believe this new filing requirement is good news for investors who in the past have had to rely mainly on less familiar Canadian* jurisdiction filings, which required financial reports to be in Canadian funds. All financial data in this report are in US dollars.

- The Company reported record sales for the fourth fiscal quarter ending June 30, 2006. Sales increased by 71% to reach $1.83 million. Sales for the year were $6.61 million compared to $4.38 million in fiscal 2005.

  * International Barrier is a Canadian Company. However, its Canadian presence is nominal. All operations are based in Watkins, Minnesota and its sales are primarily to U.S. customers.

Pyrotite

Barrier produces and markets Pyrotite, a proprietary chemical formulation that has fire-retardant properties. When applied to plywood or other building material substrates, such as Oriented Strand Board (OSB) or particleboard, the end product, branded as Blazeguard, prevents ignition and the spread of flames and smoke. The end product is stronger than competing material. Importantly, it does not mold or mildew. It is a nontoxic, noncombustible, inorganic chemical formulation. The base component is a powder, which is mixed with a liquid and chopped fiberglass. The mixture is cured and applied or bound to a plywood panel or other substrates to form a solid coating. Notably, the substance contains molecularly bound water. The water molecules are released and vaporize when exposed to the high temperatures of a fire but below the kindling temperature of the plywood substrate. It exceeds building code fire-retardant standards by a wide margin.

Recent Operating Results

For the three month period ending March 31, 2006, the Company reported an increase in sales of 53% to $1.83 million, up from $1.20 million in the comparable prior year's quarter. Surface volume sales of 2.16 million square feet were up by 58% from the 1.36 million square feet of the 2005 third quarter. Sales to the commercial modular market through the Company's partner Mule-Hide Products, Inc. were 801,000 square feet, or 37% of product sales.

Florida is the Company's principle market for multi-family roof deck panels. Sales to this market year over year more than doubled in the quarter to an estimated $400,000. The mid-Atlantic market has experienced a decline in shipments in recent quarters – volume declined by 69% over the last nine months. An improvement is anticipated in the June quarter due to the hiring of an additional representative in the region.

Gross profit increased by 64% to $443,700 compared to the $270,000 reported in the March 31 quarter of last year. Gross margins are expected to expand in future quarters as a result of the efficiencies of the new line, which among other benefits has half the rate of spoilage of raw materials compared to the older production line.

Operating expenses in the March quarter were $442,000, or 24% of sales, compared to $290,849, or 23% of sales, in the same quarter of the prior year. The higher operating costs reflected an increase of $100,000 in wages due to the hiring of two key staff people. Also, stock based compensation added an incremental non-cash charge of $22,000. Operating profit was $1,662 compared to a prior year quarterly operating loss of $21,087. There was a non-operating foreign exchange adjustment of $59,225. As a U.S. reporting and operating company, future currency adjustments will be nominal. Table 1 (page 3) displays a summary of operating results for the three month and nine month periods ending March 31, 2006 and March 31, 2005.

Table 1. Summary of Operating Results – Three and Nine Months ending 3/31/06 -05 (in U.S. dollars)

	3 mos 3/31/06	3 mos 3/31/05	9 mos 3/31/06	9 mos 3/31/05
Sales	1,825,087	1,196,546	4,777,667	3,307,453
Cost of Goods Sold	1,381,408	926,784	3,659,551	2,557,538
Gross Profit	443,679	269,762	1,118,116	749,915
Operating Expenses	442,017	290,849	1,257,851	1,542,459
Operating Profit/Loss	1,662	-21,087	-139,733	-792,544
Other Income*	59,225	9,814	72,508	23,652
Net Income	60,887	-11,273	-67,225	-768,892
* Royalties				

*In Table 1, above, stock based compensation for 9 months ending 3/31/06 and 3/31/05 was $198,508 and $684,171, respectively.
Source: Dutton Associates; and Company SEC filings

On July 7, 2006 the Company released its fourth quarter (ending June 30, 2006) sales results. Sales were up over the prior year's quarter by 71% to reach $1.83 million. Volume of 2.27 million square feet was a record quarter. The new production line, while not yet at maximum efficiency, provided 19% of product shipped in June quarter. Sales for the fiscal year were $6.61 million, or 51% above fiscal 2005, while surface volume was increased by 53% to 7.89 million square feet.

Liquidity

The Company closed the March 31, 2006 period in a strong financial position, particularly with the expectation of positive cash flow in the near term future. In the first nine months of fiscal 2006, cash of $1.06 million was raised from the sale of common stock. The Company had cash and equivalents of $1.16 million on March 31, 2006. Current assets of $1.91 million were 3.6 times current liabilities. Working capital was $1.38 million. The Company has no long term debt.

Projected Operating Performance

The new line officially entered production on March 31, 2006, fully 12 months behind the planned completion date. There are still start-up problems with the line that are causing interruptions in continuous flow production. Consequently, our earlier estimates of sales of $3.8 million in the fourth fiscal quarter ending June 30, 2006 were not achieved. Prior to the launch of the new facility, the Company's representatives were pre-selling the advantages of Blazeguard to the market. However, purchase orders for future delivery were prudently not sought until the completion date of the new line had visibility. Generally, it is the industry practice not to place purchase orders until shortly before a desired shipment date. This is due to the short-term volatility of pricing of the commodity substrates, such as plywood. Effectively, the suppliers, such as Barrier, have no meaningful backlog although there are non-binding expressions of interest. However, a number of distributor, knowing of Barrier's relatively limited capacity have been placing orders to the extent that the Company's backlog at 1.2 million square feet, is at a record level.

While the production line was partially operational early in the fourth fiscal quarter, orders and shipments did not exceed the third quarter level. Sales in the fourth fiscal quarter did continue the trend of wide percentage gains over the prior year's comparable quarter but they were flat compared to the preceding third quarter ending March 31, 2006 due to full capacity utilization. Assuming the new line operates at its expected efficiency, beginning in the first quarter ending September 30, 2006 and in subsequent quarters thereafter, the percentage increases in sales over prior year periods should be very impressive as seen in Table 2 (page 4).

Table 2. Quarterly Sales Growth — 2006 vs. 2007 (U.S. dollars in millions)

Quarter Ending	Fiscal 2006 A	Fiscal 2007 E	% Change
September	1.34	2.76	106
December	1.61	3.78	135
March	1.83	11.30	517
June	1.83	11.30	517
Year	6.61	17.82	170

Source: Dutton Associates; Company guidance

The percentage increases in operating profit will greatly exceed those of sales due to the relatively fixed level of operating costs. Operating costs are estimated to increase by 21% compared to a 170% increase in sales. This operating leverage is evident in Table 3 (below), which, offers an estimate of operating results in fiscal 2007.

Table 3. Estimated Operating Results — 2006 vs. 2007 ($mil)

	Q1 2006 A	Q2 2006 A	Q3 2006 A	Q4 2006 E*	Year 2006 E*	Q1 2007 E	Q2 2007 E	Q3 2007 E	Q4 2007 E	Year 2007 E
Sales	1.345	1.610	1.825	1.830	6.610	2.759	3.775	5079	6208	17.821
Cost of Goods Sold	0.991	1.287	1.381	1.495	5.154	2.201	2.929	3507	4287	12.924
Gross Profit	0.354	0.323	0.444	0.335	1.456	0.558	0.846	1.572	1.921	4.897
Operating Costs										
SG&A	0.247	0.448	0.350	0.275	1.320	0.399	0.282	0.442	0.540	1.663
Other Operating Costs	0.058	0.063	0.092	0.092	0.305	0.064	0.092	0.149	0.149	0.305
Total Operating Costs	0.305	0.511	0.442	0.367	1.625	0.463	0.374	0.591	0.689	1.968
Operating Income	0.049	-0.188	0.002	-0.032	-0.169	0.095	0.472	1.063	1.299	2.929
Other Income	0.010	0.004	0.059	0.004	0.077	0.000	0.000	0.000	0.000	0.000
Pre Tax Income	0.059	-0.184	0.061	-0.028	-0.092	0.095	0.472	1.063	1.299	2.929
Income Tax	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.016	0.044	0.096
Net Income	0.059	-0.184	0.061	-0.028	-0.092	0.095	0.456	1.027	1.255	2.833
EPS	0.00	0.00	0.00	0.00	0.00	0.00	0.02	0.04	0.04	0.10

Shares Outstanding 3/31/06 - 29,339,925

*Sales for the fourth quarter and year ending June 30, 2006 are actual. Operating results are estimates.

Source: Dutton Associates; Company guidance

License Opportunities

Since the Company acquired the world technology rights to Pyrotite in May 2004, there have been expressions of interest from potential licensees in Australia, China, Saudi Arabia, Mexico, Ireland, Great Britain and New Zealand. The Company's strategy has been to delay entering into agreements until the new production line is operational and all patents involving the production process of Pyrotite have been applied for. On March 6, 2006 the Company announced the filing of a patent application covering the new line production technology. The patent pending status provides the Company with protection from infringement. With the filing of the patent application, it is anticipated that the Company will be more aggressive in seeking license agreements or joint ventures. The goal of any agreement will be to protect the technology, prohibit competition, and receive front end fees and ongoing royalties. We have not included royalty payments in our revenue projections. However, the long-term potential for global royalty income can be significant. The Company believes that a single licensee could provide $750,000 in pretax income although it may not be realized for two to three years.

Valuation Issues

After strong market performance in recent years during a robust housing market, the residential construction and related stocks have undergone a contraction in price earnings ratios over the past six months. On average, the PERs of the selected stocks are down by 22%. The declines in prices reflect the recent trend of declining housing starts over the past four months (notwithstanding the increase in the month of May). Clearly, the market is skeptical that the housing boom will be sustained.

Dutton Associates • 4989 Golden Foothill Parkway, Suite 4 • El Dorado Hills, CA 95762 • Phone (916) 941-8119

Table 4. PER Performance of Selected Residential Housing Stocks

Company	Symbol	12/28/05	3/16/06	7/8/06
Avatar	AVTR	16.17	16.45	7.86
ComstockHomebuilding	CHCI	7.53	4.29	3.44
Continental Materials	CUO	16.21	15.62	15.95
Drew Industries	DW	22.18	22.63	18.49
Elk Corp	ELK	13.48	15.67	13.57
Imperial Industries	IPII	10.41	12.67	11.68
International Aluminum	IAL	12.74	11.82	10.85
M/I Homes	MHO	7.04	5.81	5.06
Orleans Homebuilders	OHB	6.50	5.59	4.74
Tarragon Corp	TARR	5.98	5.22	3.01
Average		12.19	11.85	9.47
Priced on 7/08/06				

Source: Dutton Associates, Reuters

Barrier's stock has been unchanged at approximately $0.70 per share since our update report of December 28, 2005. While this is good relative performance, it does not reflect the strong fundamentals reported over the past three quarters (see Table 1, page 3). We believe that a continuation of the strong fundamental performance in fiscal 2007 will result in a higher stock price in spite of a possible softening in housing industry demand.

Our premise in rating Barrier's stock as a **Speculative Buy** is uncomplicated. We are assuming that a cyclical contraction in the residential housing construction industry, and therefore in the valuation of housing related stocks, will be trumped by the significant growth expected in Barrier's sales and profitability. This counter cyclical performance is possible, in fact probable, for three reasons. (Reference to Table 5, page 6, may be useful.)

Table 5. Potential Sales by Product Category vs. Market Size (Million Square Feet)

	A	B	C	D
Product Category	2007 E	Current Market Size	85% of Current Market	2007 mkt Share of C
Core Markets				
Mult-Family Roof Decks	8.0	250.0	213.0	3.75%
Fire-Rated Wall Assemblies	2.0	200.0	170.0	0.12%
Total Core Markets	10.0	450.0	383.0	0.26%
New Products				
Interior Wall Panels	2.0	20.0	17.0	10.00%
Structural Insulated Panels (SIPS)	2.0	50.0	42.5	0.04%
Total New Products	4.0	70.0	59.5	5.71%
Commercial Roof Decks	9.0	35.0	35.0	25.70%
Total Sales	23.0	555.0	477.5	4.80%

Source: Dutton Associates; Company guidance

First, Barrier's core products have a relatively small market share when compared to the total market that Barrier participates in. Based on estimated core product sales in fiscal 2007 of 10 million square feet, Barrier's market share is approximately 2.2% of a market estimated to be approximately 450 million square feet. Assuming a housing industry contraction in market demand of 15% (effectively an industry collapse), Barrier's core products share after stellar performance of growth in fiscal 2007 would still be only 2.6% (or 10 million square feet as a percent of a depressed market of 383 million square feet).

The second reason that supports a counter cyclical performance relates to new product introductions that are now possible with the new production capacity on line. The introduction of interior wall panels and structural insulated panels should offset any softness in demand that might develop in Barrier's core products.

Finally, the commercial modular market is only minimally influenced by demand in the conventional residential housing market. Sales to this market represent approximately 40% of Barrier's business.

Barrier has the capacity, the core and new products and a business plan to increase sales by a factor of three times to 23 million square feet in fiscal 2007 from a 2006 base of 7.8 million square feet. Further, at the end of fiscal 2007 the Company would still have an additional 20 million square feet of available capacity to accommodate profitable growth in fiscal 2008. We continue to rate International Barrier Technology stock as a **Speculative Buy** with a 12 month target price of $1.34 per share.


Dutton Associates ratings for IBTGF (Intl Barrier)
Closing Price Jul 13, 2006: $0.74
09/06/05 SPB:$0.73 T: $1.44
01/13/06 SPB:$0.79 T: $1.34
03/09/06 SPB:$0.71 T: $1.44
03/16/06 SPB:$0.72 T: $1.44
05/11/06 SPB:$0.75 T: $1.34
07/08/06 SPB:$0.72 T: $1.34
3.2
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1.6
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0.8
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Legend:
© Investars.com
SPB=Speculative Buy, T=Price Target
Initiated/Resumed Positive
Reiterated Positive

Dutton Associates Current Ratings Distribution	
Rating	**% Total**
Sell	0.85
Strong Buy	16.1
Buy	14.41
Strong Speculative Buy	23.73
Speculative Buy	26.27
Neutral	15.25
Avoid	3.39

Analyst: Gerald F. LaKarnafeaux, CFA
During the past 40 years, Mr. LaKarnafeaux has held senior positions in international and regional investment banking firms as a securities analyst, portfolio manager and director of corporate finance. Mr. LaKarnafeaux is currently providing consulting services to early stage private and public companies in the areas of corporate valuation and capital formation. He has been an active member and officer of regional chapters of The Financial Analyst Society, The Corporate Finance Council and The American Society of Appraisers.

Analyst Certification:
I, Gerald F. LaKarnafeaux, CFA hereby certify that the view expressed in this research report accurately reflects my personal views about the subject securities and issuers. I also certify that no part of my compensation was, is, or will be, directly or indirectly, related to the recommendations or views expressed in this research report.

International Barrier Technology Inc., 750 West Pender Street, Suite 604, Vancouver, V6C 2T7, Canada, 604-317-6984.

Dutton Associates. John M. Dutton, President, 4989 Golden Foothill Parkway, Suite 4, El Dorado Hills, CA 95762 Phone (916) 941-8119, Fax (916) 941-8093.

Information, opinions or recommendations contained in Dutton Associates' research reports or research notes are submitted solely for advisory and information purposes. The information used and statements of fact made have been obtained from sources considered reliable but we neither guarantee nor represent the completeness or accuracy. Such information and the opinions expressed are subject to change without notice. A Dutton Associates research report or note is not intended as an offering or a solicitation of an offer to buy or sell the securities mentioned or discussed. Neither the Firm, its principals, nor the assigned analysts own or trade shares of any company covered. The Firm does not accept any equity compensation. Anyone may enroll a company for research coverage, which currently costs US $35,000 prepaid for 4 Research Reports, typically published quarterly, and requisite Research Notes. Dutton Associates received $35,000 from the Company for 4 Research Reports with coverage commencing on 09/06/2005. Reports are performed on behalf of the public, and are not a service to any company. The analysts are responsible only to the public, and are paid in advance to eliminate pecuniary interests and insure independence. Please read full disclosure and other reports and notes on the Company at **www.jmdutton.com.**

The views expressed in this research report or note accurately reflect the analyst's personal views about the subject securities or issuer. Neither the analyst's compensation nor the compensation received by Dutton Associates is in any way related to the specific recommendations or views contained in this research report or note.

Periodic Research Reports and Research Notes on this Company are available at our web site: **www.jmdutton.com.**